Exhibit 4.2

                                    ADDENDUM
 To the Talent Agreement between Gina Mouery and Raven Moon Entertainment, Inc.
            (Formerly Raven Moon International) dated January 3, 2001

Paragraph 2(i) shall be changed as follows:

A minimum monthly advance of $2,000 plus Five Percent (5%) of any and all Gross Revenues specifically from "Gina D's Kids Club" Videos Vol. 1, Vol. 2 & Vol. 3, 3 Episode DVD, "Sing Along With Gina" Video & DVD, "Gina D's Kids Club" Music CD's Vol. 1 & 2, "Young America" CD, the "Cuddle Bug" toy or any of the Hacker-Rumsey projects as defined in the Agreement signed between Hacker-Rumsey and Raven Moon Entertainment, Inc. in January 2002, and received by Raven Moon Home Video Products, LLC or Raven Moon Entertainment, Inc. from any source/any media throughout the world from any and all program sales, merchandising sales, licensing fees and advances received by Raven Moon Home Video Products, LLC, Raven Moon Television Productions and video Distribution, LLC and Raven Moon Entertainment, Inc. during the term of this Agreement or options to this Agreement. All Gross Revenue payments shall be made to Gina Mouery or her assigns no later than thirty (30) days after the Company receives them.

Paragraph 2(ii) shall be changed as follows:

RMOO shall grant Gina Mouery 45,000,000 S-8 options to purchase up to 45,000,000 S-8 shares of RMOO common stock anytime between January 1, 2003 and December 31, 2003 at a 50% discount of the 10 day average bid price. These shares shall be for services to be rendered for promotional appearances for a period of one year beginning January 1, 2003, at Conventions, Bookstore tours and Children's Fairs. In addition RMOO shall pay for any and all travel expenses and per diem for her and related personnel needed to accompany her at her discretion for the promotion of all products listed in paragraph 2 above. In addition RMOO shall have the right to use the registered name "Gina D" for a ten-year period beginning on January 3, 2001.

Paragraph 2(iv) shall be changed as follows:

Either a reimbursement or direct payment of up to $962 per month for a lease car and either reimbursement of direct payment for Car Insurance and Health Insurance coverage during the term of this Agreement.

DATE : January 18, 2003

                            ACCEPTED AND AGREED TO :



/s/  Gina Mouery
---------------------------------------
     Gina Mouery a.k.a. Gina D.



Raven Moon International, Inc.


By:  /s/  Joey DiFrancesco
   ------------------------------------
          Joey DiFrancesco, President